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                                                                    EXHIBIT 99.1

NEWS BULLETIN FROM

[COVANSYS LOGO]

FOR FURTHER INFORMATION

INVESTORS:                                             MEDIA:
James Trouba                                           Dorothy Chisholm
Tel: (248) 848-8896                                    Tel: (248) 848-2283
jtrouba@covansys.com                                   dchisholm@covansys.com


   COVANSYS CORPORATION NAMES STEPHEN NICHOLAS SENIOR VICE PRESIDENT OF GLOBAL
           SALES & MARKETING; JON UMSTEAD NAMED SENIOR VICE PRESIDENT
                             AND GLOBAL HEAD OF BPO

FARMINGTON HILLS, MI, August 3, 2006 -- Covansys Corporation (NASDAQ: CVNS), a global consulting and technology services company, today announced that it has named Stephen Nicholas as Senior Vice President of Global Sales & Marketing and Jon Umstead to the newly-created position of Senior Vice President and Global Head of Business Process Outsourcing (BPO), effective immediately. Raj Sirohi, former Senior Vice President of Global Sales & Marketing, will serve as a consultant to Covansys while pursuing other opportunities outside the Company.

"Steve and Jon are both seasoned, highly accomplished executives who have demonstrated outstanding leadership and initiative over the course of their careers," said Raj Vattikuti, Covansys' President and CEO. "Steve has been an important contributor to Covansys' growth and success over the past two decades and, most recently, was instrumental in driving the expansion of our Commercial-West and Telecommunications businesses. We are confident that Steve's proven management skills and extensive international experience, combined with his in-depth understanding of the organization and its unique strengths, make him the right person to oversee the growth of our global sales force team. We appreciate the contributions that Raj Sirohi made during his tenure in this position and are pleased that he will continue to support Covansys as a consultant."

"Jon has also distinguished himself as an important asset to Covansys since joining the company in 2000. His role in expanding and enhancing our BPO operations in the United States has helped to solidify our strong presence in the BPO market. Our decision to create the Global Head of BPO position reflects our commitment to further strengthening Covansys' presence in this rapidly growing and highly profitable market under Jon's leadership. Steve and Jon will work closely together in their new roles to achieve this goal and will focus on continuing to broaden our BPO capabilities and build out our global BPO sales teams," Mr. Vattikuti concluded.

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ABOUT COVANSYS

Headquartered in Michigan, Covansys Corporation (NASDAQ: CVNS) is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services. Clients gain competitive advantage by leveraging our unique global delivery capability to achieve rapid deployment, world-class quality and reduced costs. Covansys is known for strategic outsourcing and technology solutions in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries. Founded in 1985, Covansys now has approximately 8,000 consultants and employees worldwide. Covansys was one of the first U.S.-based IT services companies to establish offshore facilities in India, and is a pioneer in seamlessly integrating offshore capabilities into its offerings. Two of the company's three wholly owned development centers in India are assessed at Level 5 in SEI CMM(R). All three are ISO 9001:2000 certified and assessed at Level 5 in PCMM(R), and five global facilities are BS7799-2:2002 certified. For more information visit: http://www.covansys.com.

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